UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Rosetta Resources Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROSETTA RESOURCES INC.

717 Texas, Suite 2800

Houston, Texas 77002

SUPPLEMENT TO PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2011

Dear Rosetta Stockholder:

This supplement should be read together with the Proxy Statement, dated March 25, 2011 (the “Proxy Statement”), for the 2011 Annual Meeting of Stockholders of Rosetta Resources Inc. (the “Company”), which was mailed to the Company’s stockholders on or about March 25, 2011. The following information updates certain biographical information regarding Mr. Richard W. Beckler, a nominee for director, as reflected under the heading “Proposal 1 — Election of Directors — Company Nominees for Director” beginning on page 8 of the Proxy Statement:

Richard W. Beckler, age 71, has served as Director of Rosetta since July 2005. Since March 2011, Mr. Beckler has been a partner in Bracewell & Giuliani LLP’s white collar defense practice and head of its litigation practice in Washington D.C. From 2003 until March 2011, Mr. Beckler served as a partner in the global litigation group and as the head of the Securities, Government Enforcement and White Collar Defense group of the law firm of Howrey LLP. From 1979 through 2003, he was a partner in the law firm of Fulbright & Jaworski and at the end of his tenure, the partner heading the litigation group in Washington, D.C. Mr. Beckler also served as a section chief in the Criminal Fraud Section of the U.S. Department of Justice, and as an Assistant District Attorney in the Manhattan District Attorney’s Office. Mr. Beckler has a Juris Doctor degree from Fordham Law School and over 40 years of practicing law at private firms, the U.S. Department of Justice and the New York County (Manhattan) District Attorney’s Office. This has enabled Mr. Beckler to bring legal expertise, and more specifically expertise in securities regulation, to Rosetta’s Board of Directors.

Please refer to the Proxy Statement for additional information concerning the 2011 Annual Meeting and the matters on which your proxy is solicited by the Board of Directors of the Company. You can find information on how to vote your shares in the Proxy Statement.

Sincerely,

Karen Paganis
Assistant General Counsel and Corporate Secretary

Houston, Texas

April 12, 2011